ENTERPRISE FINANCIAL SERVICES CORP
EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT, is made by and between Scott R Goodman (the "Executive') and ENTERPRISE FINANCIAL SERVICES CORP, a Delaware corporation (the "Company"), effective as of January 1, 2005 (the "Effective Date )

WITNESSETH:

WHEREAS, Executive desires to be employed or to continue to be employed by the Company and the Company desires to employ or continue to employ Executive, on the terms, covenants and conditions hereinafter set forth in this Agreement

NOW, THEREFORE, for the reasons set forth above, and in consideration of the mutual promises and agreements herein set forth, the Company and Executive agree as follows

1.    Employment.    Subject to the terms and conditions set forth in this Agreement, the Company hereby employs Executive for the Contract Term as hereafter defined. During the Contract Term, Executive shall serve in an executive capacity and shall have such duties and responsibilities as the Board of Directors (the "Board") may from time to time specify Executive shall comply with all polices and procedures of the Company generally applicable to executive employees of the Company Executive hereby accepts such employment and agrees to serve the Company in such capacities for the term of this Agreement

2.    Term of Employment.    Except as otherwise provided herein, the term of this Agreement shall be for a term commencing on the Effective Date and ending upon Executive's death or termination of employment as hereafter provided (the "Employment Term")

3.    Devotion to Duties.    Executive agrees that during the Employment Term he will devote all of his skill knowledge, commercial efforts and working time to the conscientious and faithful performance of his duties and responsibilities to the Company (except for (i) permitted vacation time and absence for Sickness or Similar disability and (ii) to the extent that it does not interfere with the performance of Executive's duties hereunder (A) such reasonable time as may be devoted to the fulfillment of Executive's civic and charitable activities and (B) such reasonable time as may be necessary from time to time for personal financial matters) Executive will use his best good faith efforts to promote the success of the Company's business and will cooperate fully with the Board in the advancement of the best interests of the Company If requested by the Board, Executive will agree to serve as a director or officer of any of the Company's Subsidiaries without additional compensation

4.    Compensation of Executive.

4.1    Base Salary    During the Employment Term, the Company shall pay to Executive as compensation for the services to be performed by the Executive a base salary of $161,200.00 per year (the "Base Salary") The Base Salary shall be payable in installments in accordance with the Company's normal payroll practice and shall be subject to such withholding as may be required by law The Base Salary may be adjusted from time to time in the sole discretion of the Board, but shall not be reduced without the consent of Executive

4.2    Targeted Bonus.    In addition to the compensation set forth elsewhere in this Section 4, for each calendar year during the Employment Term and any extensions thereof, the Executive shall qualify for a targeted annualized bonus ("Targeted Bonus") based upon meeting established targeted goals No later than the Company's January Board meeting, the Company and Executive shall agree upon certain targeted financial and operating goals ("Targets' ) for that calendar year The established Targets shall be consistent with the financial plan for the Company as adopted by the Company's Board Within 75 days after the end of each calendar year, the Company's Chief Executive Officer in collaboration with the Board (or a committee of the Board to which the Board has delegated such authority) shall make a good faith determination as to the extent to which the Targets have been met for the preceding calendar year If the Targets have been met, then Executive shall receive a Targeted Bonus for such preceding year in the event that the established Targets are exceeded, then Executive shall be entitled to receive additional bonus amounts above the Targeted Bonus as the Company's Chief Executive Officer in collaboration with the Board (or such committee) may determine in their discretion If the Company's Chief Executive Officer in collaboration with the Board (or such committee of the Board) determines that the Targets have not been fully met, but minimum thresholds as may be established by the Company's Chief Executive Officer in collaboration with the Board (or such committee) have been met, the Company's Chief Executive Officer in collaboration with the Board (or such committee) shall make a good faith determination as to the extent that the Targets have been met and determine the amount of such Targeted Bonus to be awarded to the Executive based proportionately upon the extent to which the Targets are determined to have been met Executive shall also be eligible to receive such other bonuses or incentive payments as may be approved by the Board of Directors

4.3    Benefits.    Executive shall be entitled to participate, during the Employment Term, in all regular employee benefit and deferred compensation plans established by the Company including, without limitation, any savings and profit sharing plan, incentive stock plan, dental and medical plans, life insurance and disability insurance, such participation to be as provided in said employee benefit plans in accordance with the terms and conditions thereof as in effect from time to time and subject to any applicable waiting period Executive shall also be entitled to paid vacation during each year of the Employment Term in accordance with the Company's vacation policy, provided that any vacation not used in any year shall be forfeited and not earned over to any subsequent year

4.4    Reimbursement of Expenses.    The Company will provide for the payment or reimbursement of all reasonable and necessary expenses incurred by the Executive in connection with the performance of his duties under this Agreement in accordance with the Company s expense reimbursement policy, as such may change from time to time

5.    Termination of Employment.

5.1    Termination for Cause.    Termination for Cause", as hereinafter defined, may be effected by the Company at any time during the term of this Agreement by written notification to Executive, specifying in detail the basis for the Termination for Cause Upon Termination for Cause, Executive shall immediately be paid all accrued salary, bonus compensation to the extent earned, vested deferred compensation, if any, (other than pension plan or profit sharing plan benefits which will be paid in accordance with the terms of the applicable plan), any benefits under any plans of the Company in which the Executive is a participant to the full extent of the Executive's rights under such plans, accrued vacation pay for the year in which termination occurs, and any appropriate business expenses incurred by Executive reimbursable by the Company in connection with his duties hereunder, all to the date of termination, but Executive shall not be paid any other compensation or reimbursement of any kind, including without limitation, severance compensation "Termination for Cause" shall mean termination by the Company of Executive's employment by the Company by reason of (a) an order of any federal or state regulatory authority having jurisdiction over the Company, (b) the willful failure of Executive substantially to perform his duties hereunder (other than any such failure due to Executive's physical or mental illness), (c)a willful breach by Executive of any material provision of this Agreement or of any other written agreement with the Company or any of its Affiliates, (d)Executive's commission of a crime that constitutes a felony or other crime of moral turpitude or criminal fraud, (e)chemical or alcohol dependency which materially and adversely affects Executive's performance of his duties under this Agreement, (f)any act of disloyalty or breach of responsibilities to the Company by the Executive which is intended by the Executive to cause material harm to the Company, (g)misappropriation (or attempted misappropriation) of any of the Company's funds or property, or (h)Executive's material violation of any Company policy applicable to Executive

5.2    Termination Other Than for Cause.    Notwithstanding any other provisions of this Agreement, the Company may effect a "Termination Other Than For Cause" as hereinafter defined, at any time upon giving written notice to Executive of such termination Upon any Termination Other Than for Cause, subject to Executive's compliance with the terms and conditions contained in this Agreement, Executive shall within 30 days after such termination be paid all accrued salary, bonus compensation to the extent earned, vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), accrued vacation pay for the year in which termination occurs any benefits under any plans of the Company in which Executive is a participant to the full extent of Executive's rights under such plans, and any appropriate business expenses incurred by Executive in connection with his duties hereunder, all to the date of termination "Termination Other Than for Cause" shall mean any termination by the Company of Executive's employment with the Company other than a termination pursuant to subsection 5 1, 5 3, 5 4, 5 5 or 5 6 If Executive does not receive severance compensation pursuant to Section 6 1, Executive shall not be subject to Section 9 1 All other restrictions shall continue in force

5.3    Termination by Reason of Disability.    If, during the term of this Agreement, the Executive, in the reasonable judgment of the Board of Directors, (i) has failed to perform his duties under this Agreement on account of illness or physical or mental incapacity, and (ii) such illness or incapacity continues for a period of more than 90 consecutive days, or 90 days during any 180 day period, the Company shall have the right to terminate Executive's employment hereunder by written notification to Executive and payment to Executive of all accrued salary, bonus compensation to the extent earned, vested deferred compensation if any, (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plans), accrued vacation pay for the year in which termination occurs, any benefits under any plans of the Company in which Executive is a participant to the full extent of Executive's rights under such plans, and any appropriate business expenses incurred by Executive in connection with his duties hereunder, all to the date of termination, but Executive shall not be paid any other compensation or reimbursement of any kind, including without limitation, severance compensation

5.4    Death.    In the event of Executive's death during the term of this Agreement, Executive's employment shall be deemed to have terminated as of the last day of the month during which his death occurs and the Company shall pay to his estate or such beneficiaries as Executive may from time to time designate all accrued salary, bonus compensation to the extent earned, vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Company in which Executive is a participant to the full extent of Executive's rights under such plans, accrued vacation pay for the year in which termination occurs, and any appropriate business expenses incurred by Executive in connection with his duties hereunder, all to the date of termination, but Executive's estate shall not be paid any other compensation or reimbursement of any kind, including without limitation, severance compensation

5.5    Voluntary Termination.    In the event of a "Voluntary Termination," as hereinafter defined, provided that the Executive provides the Company with at least 30 days notice of such termination (which notice and any requirement for service may be waived or shortened by the Company), the Company shall within 30 days after such termination pay all accrued salary, bonus compensation to the extent earned, vested deferred compensation, if any, (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plans), any benefits under any plans of the Company in which Executive is a participant to the full extent of Executive's rights under such plans, accrued vacation pay for the year in which termination occurs, and any appropriate business expenses incurred by Executive in connection with his duties hereunder, all to the date of termination, but no other compensation or reimbursement of any kind, including without limitation, severance compensation "Voluntary Termination' shall mean termination by Executive of Executive's employment other than (i) termination by reason of Executive's disability as described in subsection 5 3, (ii) termination by reason of Executive's death as described in subsection 5 4, and (iii) Termination Upon a Change in Control as described in subsection 5 6 If Executive does not receive severance compensation pursuant to Section 6 1, Executive shall not be subject to Section 9 1 All other restrictions shall continue in force

5.6    Termination Upon a Change in Control.    In the event of a ' Termination Upon a Change in Control as hereinafter defined, Executive shall immediately be paid all accrued salary, bonus compensation to the extent earned, vested deferred compensation, if any, (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plans), any benefits under any plans of the Company in which Executive is a participant to the full extent of Executive's rights under such plans, vacation pay for the year in which termination occurs, and any appropriate business expenses incurred by Executive in connection with his duties hereunder, all to the date of termination, and all severance compensation provided in subsection 6 1 "Termination Upon a Change in Control" shall mean a termination by the Company (other than a Termination for Cause) or by Executive, in either case within one year following a "Change in Control" as hereinafter defined "Change in Control" shall mean the date on which any of the following has occurred

(a)    any individual, entity or group (a "Person"), other than one or more of the Company's directors on the Effective Date of this Agreement or any Person that any such director controls, becomes the beneficial owner of 50% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors of the Company (the "Company Outstanding Voting Securities),

(b)    any Person becomes the beneficial owner of 50% or more of the combined voting power of the then outstanding voting securities of Enterprise Bank entitled to vote generally in the election of directors of Enterprise Bank ("Bank Outstanding Voting Securities"),

(c)    consummation of a reorganization, merger or consolidation (a "Business Combination") of the Company, unless, in each case, following such Business Combination (i)all or substantially all of the Persons who were the beneficial owners, respectively, of the Company Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than a majority of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the company resulting from such Business Combination, (ii)no Person (excluding any company resulting from such Business Combination) beneficially owns, directly or indirectly, 50% or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the company resulting from such Business Combination except to the extent such ownership existed prior to the Business Combination, and (iii)at least a majority of the members of the Board of Directors of the company resulting from the Business Combination are Continuing Directors (as herein after defined) at the time of the execution of the definitive agreement, or the action of the Board, providing for such Business Combination,

(d)    consummation of the sale, other than in the ordinary course of business, of more than 50% of the combined assets of the Company and It's subsidiaries in a transaction or series of related transactions during the course of any twelve month period, or

(e)    the date on which Continuing Directors (as herein after defined) cease for any reason to constitute at least a majority of the Board of Directors of the Company

As used in this Section 5 6, the definitions of the terms "beneficial owner" and "group" shall have the meanings ascribed to those terms in Rule 13(d)(3) under the Securities Exchange Act of 1934 As used in this Section 5 6, the term "Continuing Directors" shall mean, as of any date of determination, (i)any member of the Board of Directors on the Effective Date of this Agreement, (ii)any person who has been a member of the Board of Directors for the two years immediately preceding such date of determination, or

(iii)any person who was nominated for election or elected to the Board of Directors with the affirmative vote of the greater of (A)a majority of the Continuing Directors who were members of the Board of Directors at the time of such nomination or election or (B)at least four Continuing Directors but excluding, for purposes of this clause (iii), any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest With respect to the election or removal of directors or other actual or threatened solicitation of proxies by or on behalf of a Person other than the Board of Directors of the Company "Control" means the direct or indirect ownership of voting securities constituting more than fifty percent (50%) of the issued voting securities of a corporation

Within 30 days after a Change in Control, Executive by notice to the Company may elect a Voluntary termination If the Executive makes such election, he shall be released from the non-competition provisions of Section 9 1 of the Agreement, and he shall not be entitled to any severance compensation pursuant to Section 6 of the Agreement If Executive falls to make such election within such time, the Agreement shall continue in force

5 7    Resignation Upon Termination.    Effective upon any termination under this Section 5 or otherwise, Executive shall automatically and without taking any further actions be deemed to have resigned from all positions then held by him with the Company and all of its Subsidiaries and Affiliates

6.    Severance Compensation

6.1    Termination Upon Change in Control.    In the event Executive's employment is terminated in a Termination Upon a Change in Control, Executive shall be paid the following as severance compensation

(a) For one (1) year following such termination of employment, an amount (payable on the dates specified in subsection 4 1 except as otherwise provided herein) equal to the Base Salary at the rate payable at the time of such termination plus (i)any accrued and unpaid benefits due Executive under paragraph 4 3 of this Agreement and (ii)an amount equal to the Targeted Bonuses due (based on the Base Salary then in effect) for the year in which such termination of employment occurs (determined as though all requisite targets were fully and completely achieved) Notwithstanding any provision in this paragraph (a) to the contrary, Executive may, in Executive's sole discretion, by delivery of a notice to the Company within 30 days following a termination Upon a Change in Control, the executive would receive from the Company a lump sum severance payment the Company shall make such payment to Executive within 30 days following the date on which Executive notifies the Company of Executive's election

(b) in the event that Executive is not otherwise entitled to fully exercise all awards granted to him under any stock option or other compensation plan maintained by the Company and any such plan does not otherwise provide for acceleration of exercise ability upon the occurrence of the Change in Control described herein, such awards shall become immediately exercisable upon a Change in Control

(c) All restricted stock granted to Executive will vest and become transferable

6.2    Termination Upon Any Other Event.    In the event of a Voluntary Termination, Termination For Cause, termination by reason of Executive's disability pursuant to subsection 5 3 or termination by reason of Executive's death pursuant to subsection 5 4, Executive or his estate shall not be paid any severance compensation

7.    Confidentiality.    Executive agrees to hold in strict confidence all non-public information concerning any matters affecting or relating to the business of the Company, its Subsidiaries and Affiliates, including without limiting the generality of the foregoing non public information concerning their manner of operation, business or other plans, data bases, marketing programs, protocols, processes, computer programs, client lists, marketing information and analyses, operating policies or manuals or other data Executive agrees that she will not, directly or indirectly, use any such information for the benefit of others than the Company or disclose or communicate any of such information in any manner whatsoever other than to the directors, officers, employees, agents and representatives of the Company who need to know such information, who shall be informed by Executive of the confidential nature of such information and directed by Executive to treat such information confidentially Upon the Company's request, Executive shall return all information furnished to him related to the business of the Company without retaining any copies in electronic or other form The above limitations on use and disclosure shall not apply to information which Executive can demonstrate (a)was known to Executive before receipt thereof from the Company, (b)is learned by Executive from a third party entitled to disclose it, or (c)becomes known publicly other than through Executive, (c)is disclosed by Executive upon authority of the Board or any committee of the Board, (d)is disclosed pursuant to any legal requirement or (e)is disclosed pursuant to any agreement to which the Company or any of its Subsidiaries or Affiliates is a party The parties hereto stipulate that all such information is material and confidential and gravely affects the effective and successful conduct of the business of the Company and the Company's goodwill, and that any breach of the terms of this Section 7 shall be a material breach of this Agreement The terms of this Section 7 shall survive and remain in effect following any termination of this Agreement

8.    Use of Proprietary Information.    Executive recognizes that the Company possesses a proprietary interest in all of the information described in Section 7 and has the exclusive right and privilege to use, protect by copyright, patent or trademark, manufacture or otherwise exploit the processes, ideas and concepts described therein to the exclusion of Executive, except as otherwise agreed between the Company and Executive in writing Executive expressly agrees that any products, inventions, discoveries or improvements made by Executive, his agents or affiliates, during the term of this Agreement, based on or arising out of the information described in Section 7 shall be the property of and inure to the exclusive benefit of the Company Executive further agrees that any and all products, inventions, discoveries or improvements developed by Executive (whether or not able to be protected by copyright, patent or trademark) in the scope of his employment, or involving the use of the Company's time, materials or other resources, shall be promptly disclosed to the Company and shall become the exclusive property of the Company

9.    Non-Competition Agreement.

9.1    Non-Competition.    Executive agrees that during the Employment Term and for a period of one year following any termination of such employment, Executive shall not, without the prior written consent of the Company, directly or indirectly, own, manage, operate, control, be connected with as an officer, employee, partner, consultant or otherwise, or otherwise engage or participate in (except as an employee of the Company, or Affiliate of it) any corporation or other business entity engaged in the operation, ownership or management of a bank, or trust company Notwithstanding the foregoing, the ownership by Executive of less than 5% of any class of the outstanding capital stock of any corporation conducting such a competitive business which is regularly traded on a national securities exchange or in the over-the-counter market shall not be a violation of the foregoing covenant

9.2    Non-Solicitation.    During the Employment Term and for a period of one year following any termination of such employment, Executive shall not, except on behalf of or with the prior written consent of the Company, directly or indirectly, entice or induce, or attempt to entice or induce, any employee of the Company to leave such employ, or employ any such person many business similar to or in competition with that of the Company Executive hereby acknowledges and agrees that the provisions set forth in this subsection 9 2 constitute a reasonable restriction on his ability to compete with the Company

9.3    Saving Provision.    The parties hereto agree that, in the event a court of competent jurisdiction shall determine that the geographical or durational elements of this covenant are unenforceable, such determination shall not render the entire covenant unenforceable Rather, the excessive aspects of the covenant shall be reduced to the threshold which is enforceable, and the remaining aspects shall not be affected thereby

9.4    Equitable Relief.    Executive acknowledges that the extent of damages to the Company from a breach of Sections 7, 8 and 9 of this Agreement would not be readily quantifiable or ascertainable, that monetary damages would be inadequate to make the Company whole in case of such a breach, and that there is not and would not be an adequate remedy at law for such a breach Therefore, Executive specifically agrees that the Company is entitled to injunctive or other equitable relief (without any requirement to post any bond or other security) from a breach of Sections 7, 8 and 9 of this Agreement, and hereby waives and covenants not to assert against a prayer for such relief that there exists an adequate remedy at law, in monetary damages or otherwise

9.5    Change of Control.    If after any Change of Control Executive's employment is terminated under circumstances such that Executive does not receive severance compensation pursuant to Section 6 1, Executive shall not be subject to the restrictions of this Section 9 1 unless the Company continues to pay either as a lump sum or without interruption Executive's Base Salary at the rate in effect immediately prior to such termination and then only so long as such payments are continued without interruption for a period of up to one year after termination

10.    Assignment.    This Agreement shall not be assignable by Executive and shall not be assignable by the Company except by operation of law or to a successor entity acquiring all or substantially all the Company's business or assets No such assignment shall affect any determination of whether such assignment involves a Change of Control for purposes of this Agreement in the event of any assignment permitted hereby, the duties and responsibilities of Executive performed for the assignee shall not, without the written consent of Executive, be materially increased, altered or diminished in a manner inconsistent with Executive's duties and responsibilities hereunder for the Company

11.    Entire Agreement.    This Agreement and any agreements entered into after the date hereof under any of the Company's benefit plans or compensation programs as described in Section 4 contain the complete agreement concerning the employment arrangement between the parties, including without limitation severance or termination pay, and shall, as of the Effective Date, supersede all other agreements or arrangements between the parties with regard to the subject matter hereof

12.    Binding Agreement.    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns The obligations of the Company under this Agreement shall not be terminated by reason of any liquidation, dissolution, bankruptcy, cessation of business or similar event relating to the Company This Agreement shall not be terminated by reason of any merger, consolidation or reorganization of the Company, but shall be binding upon and inure to the benefit of the surviving or resulting entity

13.    Modification.    No waiver or modification of this Agreement or of any covenant, condition, or limitation herein contained shall be valid unless authorized by the Board and reduced to in writing and duly executed by the party to be charged therewith and no evidence of any waiver or modification shall be offered or received in evidence of any proceeding, arbitration, or litigation between the parties hereto arising out of or affecting this Agreement, or the rights or obligations of the parties thereunder, unless such waiver or modification is in writing, duly executed as aforesaid

14.    Severability.    All agreements and covenants contained herein are severable, and in the event any of them shall be held to be invalid or unenforceable by any court of competent jurisdiction, this Agreement shall be interpreted as if such invalid agreements or covenants were not contained herein

15    Manner of Giving Notice.    All notices, requests and demands to or upon the respective parties hereto shall be sent by hand, certified mall, overnight air courier service, in each case with all applicable charges paid or otherwise provided for, addressed as follows, or to such other address as may hereafter be designated in writing by the respective parties hereto

To Company	To Executive at his current residential address on file with the Company
Enterprise Financial Services Corp
150 North Meramec
Clayton, Missouri 63105
Attention
President
and Corporate Secretary

Such notices, requests and demands shall be deemed to have been given or made on the date of delivery if delivered by hand or by telecopy and on the next following date if sent by mail or by air courier service

16.    Remedies.    In the event of a breach of this Agreement, the non-breaching party shall be entitled to such legal and equitable relief as may be provided by law, and shall further be entitled to recover all costs and expenses, including reasonable attorneys' fees, incurred in enforcing the non breaching party's rights hereunder

17.    Headings.    The headings have been inserted for convenience only and shall not be deemed to limit or otherwise affect any of the provisions of this Agreement

18.    Choice of Law.    It is the intention of the parties hereto that this Agreement and the performance hereunder be construed in accordance with, under and pursuant to the laws of the State of Missouri without regard to the jurisdiction in which any action or special proceeding may be instituted

19.    Taxes    The company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment and social insurance taxes, as shall be required by law

20.    Voluntary Agreement; No Conflicts.    Executive hereby represents and warrants to the Company that he is legally free to accept and perform his employment with the Company, that he has no obligation to any other person or entity that would affect or conflict with any of Executive's obligations pursuant to such employment, and that the complete performance of the obligations pursuant to Executive's employment will not violate any order or decree of any governmental or judicial body or contract by which Executive is bound The Company will not request or require, and Executive agrees not to use, in the course of Executive's employment with the Company, any information obtained in Executive's employment with any previous employer to the extent that such use would violate any contract by which Executive is bound or any decision, law, regulation, order or decree of any governmental or judicial body

21.    Certain Definitions.    As used herein, the following definitions shall apply

"Affiliate" with respect to any person, means any other Person that, directly or indirectly through one or more intermediates, Controls, is Controlled by, or is under common Control with the first Person, including but not limited to a Subsidiary of the first Person, a Person of which the first Person is a Subsidiary, or another Subsidiary of a Person of which the first Person is also a Subsidiary "Control" With respect to any Person, means the possession, directly or indirectly, severally or jointly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting Securities, by contract or credit arrangement, as trustee or executor, or otherwise

"Person" Any natural person, firm, partnership, limited liability company, association, corporation, company, trust business trust, governmental authority or other entity

"Subsidiary" With respect to any Person, each corporation or other Person in which the first Person owns or Controls, directly or indirectly, capital stock or other ownership interests representing 50% or more of the combined voting power of the outstanding voting stock or other ownership interests of such corporation or other Person in WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first stated above

ENTERPRISE FINANCIAL SERVICES CORP

By ______________________________

Title President

EXECUTIVE

____

Scott R Goodman

FIRST AMENDMENT TO THE ENTERPRISE FINANCIAL SERVICES CORP
EXECUTIVE EMPLOYMENT AGREEMENT

WHEREAS, Enterprise Financial Services Corp ("Company"), a Delaware corporation, and Scott R. Goodman ("Executive") entered into a certain Enterprise Financial Services Corp Executive Employment Agreement ("Original Agreement"); and

WHEREAS, Company and Executive want to amend the Original Agreement to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and to make other changes; and

NOW, THEREFORE, the Original Agreement is amended effective as of December 31, 2008 as follows:

1.    Change Section 4.2 to read in its entirety as follows:

4.2    Targeted Bonus.    In addition to the compensation set forth elsewhere in this Section 4, for each calendar year during the Employment Term and any extensions thereof, the Executive shall qualify "for a targeted annualized bonus ("Targeted Bonus") based upon meeting established targeted goals. No later than the Company's January Board meeting, the Company and Executive-shall agree upon certain targeted financial and operating goals ("Targets") for that calendar year. The established Targets shall be consistent with the financial plan for the Company as adopted by the Company's Board. Within 75 days after the end of each calendar year, the Company's Chief Executive Officer in collaboration with the Board (or a committee of the Board to which the Board has delegated such authority) shall make a good faith determination as to the extent to which the Targets have been met for the preceding calendar year. If the Targets have been met, then Executive shall receive a Targeted Bonus for such preceding year. In the event that the established Targets are exceeded, then Executive shall be entitled to receive additional bonus amounts above the Targeted Bonus as the Company's Chief Executive Officer in col1aboration with the Board (or such committee) may determine in their discretion. If the Company's Chief Executive Officer in collaboration with the Board (or such committee of the Board) determines that the Targets have not been fully met, but minimum thresholds as may be established by the Company's Chief Executive Officer. in collaboration with the Board (or such committee) have been met, the Company's Chief Executive Officer in collaboration with the Board (or such committee) shall make a good faith determination as to the extent that the Targets have been met and determine the amount of such Targeted Bonus to be awarded to the Executive based proportionately upon the extent to which the Targets are determined to have been met. Any Targeted Bonus due pursuant to the foregoing provisions with respect to a particular calendar year shall be paid no later than March 15th of the calendar year immediately following the calendar year to which the Targeted Bonus relates. Executive shall also be eligible to receive such other bonuses or incentive payments as may be approved by the Board of Directors.

2.    Change Section 5 to.read in its entirety as follows:

5.    Termination of Employment.

5.1    Termination for Cause.    "Termination for Cause", as hereinafter defined, may be effected by the Company at any time during the term of this Agreement by written notification to Executive, specifying in detail the basis for the Termination for Cause. Upon Termination for Cause, Executive shall immediately be paid all accrued salary, bonus compensation to the extent earned, any benefits under any plans of the Company in which the Executive is a participant to the full extent of the Executive's rights under such plans, accrued vacation pay for the year in which termination occurs, and any appropriate business expenses incurred by Executive reimbursable by the Company in connection with his duties hereunder, all to the date of termination, but Executive shall not be paid any other compensation or reimbursement of any kind, including without limitation, severance compensation. "Termination for Cause" shall mean termination by the Company of Executive's employment by the Company by reason of (a) an order of any federal or state regulatory authority having jurisdiction over the Company, (b)the willful failure of Executive substantially to perform his duties hereunder (other than any such failure due to

Executive's physical or mental illness); (c)a willful breach by Executive of any material provision of this Agreement or of any other written agreement with the Company or any of its Affiliates; (d)Executive's commission of a crime that constitutes a felony or other crime of moral turpitude or criminal fraud; (e)chemical or alcohol dependency which materially and adversely affects Executive's performance of his duties under this Agreement; (f)any act of disloyalty or breach of responsibilities to the Company by the Executive which is intended by the Executive to cause material harm to the Company; (g)misappropriation (or attempted misappropriation) of any of the Company's funds or property; or (h)Executive's material violation of any Company policy applicable to Executive.

5.2    Termination Other Than for Cause.    Notwithstanding any other provisions of this Agreement, the Company may effect a "Termination Other Than For Cause", as hereinafter defined, at any time upon giving written notice to Executive of such termination. Upon any Termination Other Than for Cause, subject to Executive's compliance with the terms and conditions contained in this Agreement, Executive shall within 30 days after such termination be paid all accrued salary, bonus compensation to the extent earned, accrued vacation pay for the year in which termination occurs, any benefits under any plans of the Company in which Executive is a participant to the full extent of Executive's rights under such plans, and any appropriate business expenses incurred by Executive in connection with his duties hereunder, all to the date of termination. "Termination Other Than for Cause" shall mean any termination by the Company of Executive's employment with the Company other than a termination pursuant to subsection 5.1, 5.3, 5.4, 5.5 or 5.6, provided that such termination constitutes a Separation from Service as defined in Section 22.1. If Executive does not receive severance compensation pursuant to Section 6.J, Executive shall not be subject to Section 9.J. All other restrictions shall continue in force.

5.3    Termination by Reason of Disability.    If, during the term of this Agreement, the Executive, in the reasonable judgment of the Board of Directors, (i)has failed to perform his duties under this Agreement on account of illness or physical or mental incapacity, and (ii)such illness or incapacity continues for a period of more than 90 consecutive days, or 90 days during any. 180 day period, the Company shall have the right to terminate Executive's employment hereunder by written notification to Executive and payment to Executive of all accrued salary, bonus compensation to the extent earned, accrued vacation pay for the year in which termination occurs, any benefits under any plans of the Company in which Executive is a participant to the full extent of Executive's rights under such plans, and any appropriate business expenses incurred by Executive in connection with his duties hereunder, all to the date of termination, but Executive shall not be paid any other compensation or reimbursement of any kind, including without limitation, severance compensation.

5.4    Death.    In the event of Executive's death during the term of this Agreement, Executive's employment shall be deemed to have terminated as of the last day of the month during which his death occurs and the Company shall pay to his estate or such beneficiaries as Executive may from time to time designate all accrued salary, bonus compensation to the extent earned, any benefits under any plans of the Company in which Executive is a participant to the full extent of Executive's rights under such plans, accrued vacation pay for the year in which termination occurs, and any appropriate business expenses incurred by Executive in connection with. his duties hereunder, all to the date of termination, but Executive's estate shall not be paid any other compensation or reimbursement of any kind, including without limitation, severance compensation.

5.5    Voluntary Termination.    In the event of a "Voluntary Termination," as hereinafter defined, provided that the Executive provides the Company with at least 30 days notice of such termination (which notice and any requirement for service may be waived or shortened by the Company), the Company shall within 30 days after such termination pay all accrued salary, bonus compensation to the extent earned, any benefits under any plans of the Company in which Executive is a participant to the full extent of Executive's rights under such plans, accrued vacation pay for the year in which termination occurs, and any appropriate business expenses incurred by Executive in connection with his duties hereunder, all to the date of termination, but no other compensation or reimbursement of any kind, including without limitation, severance compensation. "Voluntary Termination" shall mean termination by Executive of Executive's employment other than (i)termination by reason of Executive's disability as described in subsection 5.3, (ii)termination by reason of Executive's death as described in subsection 5.4, and (iii)Termination Upon a Change in Control as described in subsection 5.6. If Executive does not receive severance compensation pursuant to Section 6.1, Executive shall not be subject to Section 9.1. All other restrictions shall continue in force.

5.6    Termination Upon a Change in Control.    In the event of a "Termination Upon a Change in Control," as hereinafter defined, Executive shall immediately be paid all accrued salary, bonus compensation to the extent earned, any benefits under any plans of the Company in which Executive is a participant to the full extent of Executive's rights under such plans, vacation pay for the year in which termination occurs, and any appropriate business expenses incurred by Executive in connection with his duties hereunder, all to the date of termination, and all severance compensation provided in subsection 6.1. "Termination Upon a Change in Control" shall mean a termination by the Company (other than a Termination for Cause) or by Executive, in either case within one year following a "Change in Control" as hereinafter defined, provided that such termination constitutes a Separation from Service as defined in Section 22.1. "Change in Control" shall mean the date on which any of the following has occurred:

(a) any individual, entity or group (a "Person"), other than one or more of the Company's directors on the Effective Date of this Agreement or any Person that any such director controls, becomes the beneficial owner of 50% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors of the Company (the "Company Outstanding Voting Securities");

(b) any Person becomes the beneficial owner of 50% or more of the combined voting power of the then outstanding voting securities of Enterprise Bank entitled to vote generally in the election of directors of Enterprise Bank ("Bank Outstanding Voting Securities");

(c) consummation of a reorganization, merger or consolidation (a "Business Combination") of the Company, unless, in each case, following such Business Combination (i)all or substantially all of the Persons who were the beneficial owners, respectively, of the Company Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than a majority of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the company resulting from such Business Combination, (ii)no Person (excluding any company resulting from such Business Combination) beneficially owns, directly or indirectly, 50% or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the company resulting from such Business Combination. except to the extent such ownership existed prior to the Business Combination, and (iii)at least a majority of the members of the Board of Directors of the company resulting from the Business Combination are Continuing Directors (as hereinafter defined) at the time of the execution of the definitive agreement, or the action of the Board, providing for such Business Combination;

(d) consummation of the sale, other than in the ordinary course of business, of more than 50% of the combined assets of the Company and its subsidiaries in a transaction or series of related transactions during the course of any twelve-month period; or

(e) the date on which Continuing Directors (as hereinafter defined) cease for any reason to constitute at least a majority of the Board of Directors of the Company.

As used in this Section 5.6, the definitions of the terms "beneficial owner" and "group" shall have the meanings ascribed to those terms in Rule 13(d)(3) under the Securities Exchange Act of 1934. As used in this Section 5.6, the term "Continuing Directors" shall mean, as of any date of determination, (i)any member of the Board of Directors on the Effective Date of this Agreement, (ii)any person who has been a member of the Board of Directors for the two years immediately preceding such date of determination, or (iii)any person who was nominated for election or elected to the Board of Directors with the affirmative vote of the greater of (A)a majority of the Continuing Directors who were members of the Board of Directors at the time of such nomination or election or (B)at least four Continuing Directors but excluding, for purposes of this clause (iii), any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies by or on behalf of a Person other than the Board of

Directors of the Company. "Control" means the direct or indirect ownership of voting securities constituting more than fifty percent (50%) of the issued voting securities of a corporation, Within 30 days after a Change in Control, Executive by notice to the Company may elect a Voluntary Termination. If the Executive makes such election, she shall be released from the non-competition provisions of Section 9.1 of the Agreement, and he shall not be entitled to any severance compensation pursuant to Section 6 of the Agreement. If Executive fails to make such election within such time, the Agreement shall continue in force.

5.7    Resignation Upon Termination.    Effective upon any termination under this Section 5 or otherwise, Executive shall automatically and without taking any further actions be deemed to have resigned from all positions then held by him with the Company and all of its Subsidiaries and Affiliates.

5.8    Deferred Compensation Governed by Plan.    Payments to be made to Executive hereunder upon Executive's termination of employment shall not include vested deferred compensation, if any, and any pension plan or profit sharing plan benefits, each of which will be paid in accordance with the terms of the applicable plan.

3.    Change Section 6.1 to read in its entirety as follows:

6.1    Termination Upon Change in Control.    In the event Executive's employment is terminated in a Termination Upon a Change in Control, Executive shall be paid the following as severance compensation within 30 days after such termination:

(a) An amount equal to Executive's Base Salary as in effect on Executive's termination of employment payable for one (1) year following such termination of employment discounted to the net present value of such payments using as a discount rate, the prime rate as reported in the Wall Street Journal as the date of such termination of employment and (ii)an amount equal to the Targeted Bonuses due (based on the Base Salary then in effect) for the year in which such termination of employment occurs (determined as though all requisite targets were fully and completely achieved).

(b) In the event that Executive is not otherwise entitled to fully exercise all awards granted to him under any stock option or other compensation plan maintained by the Company and any such plan does not otherwise provide for acceleration of exercise ability upon the occurrence of the Change in Control described herein, such awards shall become immediately exercisable upon a Change in Control.

(c) All restricted stock granted to Executive will vest and become transferable.

4.    There shall be added a new Section 22 which reads in its entirety as follows:

22.    409A.    The following provisions shall apply notwithstanding any other provisions herein to the contrary:

22.1    Separation From Service.    Any amount that (i)is payable upon termination of Executive's employment with the Company under any provision of this Agreement, and (ii)is subject to the requirements of Code Section 409A, shall not be paid unless and until the Executive has Separated from Service. As used in this Agreement, the terms "Separated from Service" and "Separation from Service" shall have the·meaning specified in Treasury Regulation Section 1.409A-l(h).

22.2    Required Delay.    If Executive is a "specified employee" (within the meaning of Section 409A(a)(2)(B)(i) of the Code) of Company at the time of his termination of employment and if payment of severance compensation to the Executive is on account of an "involuntary separation from service" (as defined in Treasury Regulation Section 1.409A-l (n)), Executive shall be paid such severance compensation during the six (6) month period immediately following the date of his Separation from Service as otherwise provided under Section 6 for such six-month period except that the total amount of such payments shall not exceed the lesser of the amount specified under (i)Treasury Regulation Section 1.409A-1(9)(iii)(A)(l) or (ii)Treasury Regulation Section 1.409A-l(9)(iii)(A)(2). To the extent such amounts otherwise payable during such six-month period exceed the amounts payable under the immediately preceding sentence, such excess amounts shall not be paid during such six-month, period, but instead shall be paid in a single sum on the first regular payroll date of Company immediately. following the six (6) month anniversary of the date of Executive's Separation from Service. If Executive is a specified employee and Executive's Separation from Service is not an involuntary separation from service as defined in Treasury Regulation Section 1.409A-l(n), then any severance compensation and any other amount due to Executive under this Agreement that is subject to Code Section 409A and that would otherwise have been paid during the six (6) month period immediately following the date of Executive's Separation from Service shall be paid in a single sum on the first payroll date of Company immediately following the six month anniversary of Executive's Separation from Service. Amounts, the payment of which are deferred under this Section, shall be increased by interest at the prime rate as of the date of Executive's Separation from Service as published in the Wall Street Journal from the date such amounts would have been paid but for this provision and such accumulated interest shall also be paid to the Executive on the first payroll date of Company immediately following the six month anniversary of Executive's Separation from Service.

Notwithstanding the provisions of this Section 22, the Company has no responsibility or obligation to Executive with respect to any tax that may be incurred by Executive pursuant to Code Section 409A.

5.
Except as expressly amended pursuant to this Amendment, the Original Agreement shall continue in full force and effect without modification. Employee hereby waives any claim that this Amendment constitutes a Termination Other Than for Cause, as such term is defined in the Original Agreement.

6.	Capitalized terms not defined herein shall have the meaning given them in the Original Agreement unless the context clearly and unambiguously requires otherwise.

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IN WITNESS WHEREOF, the undersigned have executed this Amendment as of this 31st day December, 2008.